Exhibit 4.5

DATED

23rd January 2025

Loan 17 Agreement

Between

REDCLOUD HOLDINGS PLC

and

(1) CHRISTINA ELISABETH BYLAND

(2) HRK PARTICIPATIONS SA

(3) NIKOLAUS SENN

CONTENTS

 _____________________________________________________________

CLAUSE

1.	Definitions	2
2.	Interpretation	3
3.	The Restated Consolidated Loan Agreement and the Loan 15 Agreement	4
4.	The Facility	4
5.	Purpose	5
6.	Interest	5
7.	Repayment	5
8.	Prepayment	7
9.	Costs	7
10.	Reorganisation	7
11.	No security	8
12.	Payments	8
13.	Events of Default	8
14.	Set-off	9
15.	Amendments, Waivers and Consents and Remedies	10
16.	Severance	10
17.	Assignment and transfer	10
18.	Counterparts	11
19.	Third party rights	11
20.	Notices	11
21.	Governing law and jurisdiction	12

This agreement is dated 23 January 2025

Parties

(1)	REDCLOUD HOLDINGS PLC incorporated and registered in England and Wales with company number 15647424 whose registered office is at 50 Liverpool Street, London EC2M 7PY United Kingdom (Borrower)

(2)	CHRISTINA ELISABETH BYLAND of Chemin Des Etroubles 23, 1232 Confignon, Switzerland (CB and or Lender)

(3)	HRK PARTICIPATIONS SA incorporated and registered in Luxembourg with company number B105899 whose registered office is at 17 Boulevard Roosevelt 2450 Luxembourg (HRK)

(4)	NIKOLAUS SENN of Craista 58b, 7551 Ftan, Switzerland (NS, and together with CB and HRK, the Lenders and each a Lender)

BACKGROUND

(A)	On 30 September 2024 the Lenders entered into a Restated Consolidated Loan Agreement (the Restated Consolidated Loan Agreement) with the Borrower, whereby the Lenders agreed to consolidate and renew, as at 31 August 2024, a total of fourteen prior loans (“Loans 1 – 14”) in an aggregate principal amount of £25,829,000 and an aggregate accrued interest on such principal amount of £1,132,566.02.

(B)	On 17 October 2024 CB lent to the Borrower a sum of £2,000,000 (Loan 15) on the same terms and conditions as the Restated Consolidated Loan Agreement, as varied by the terms of Loan 15 (the Loan 15 Agreement).

(C)	On 19 December 2024 CB lent to the Borrower an additional sum of £2,800,000, (Loan 16) to be drawn down in two tranches, on the same terms and conditions as the Restated Consolidated Loan Agreement as varied by the Loan 15 Agreement.

(D)	CB has agreed to lend the Borrower an additional sum of £1,500,000 (Loan 17) on the same terms and conditions as the Restated Consolidated Loan Agreement as varied by the Loan 15 Agreement and the Loan 16 Agreement.

(E)	The Lenders and the Borrower have agreed to vary the Restated Consolidated Loan Agreement, the Loan 15 Agreement and the Loan 16 Agreement as set out in this agreement (the Loan 17 Agreement).

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Agreed terms:

1.	Definitions

The definitions in the Restated Consolidated Loan Agreement the Loan 15 Agreement shall apply in this Loan 16 Agreement save as follows:

Interest Period: successive periods of six months, the first of which starts on 1 August 2024 and ends on 28 February 2025.

Loan 17: the unsecured Sterling bridging loan facility of a total principal amount of £1,500,000 plus interest of 15% per annum granted from CB to the Borrower on 23 January 2025.

Relevant Proportion:

(i)	in relation to the Initial Repayment Amount, 93.32% for CB, 3.34% for HRK and 3.34% for NS; and

(ii)	in relation to Loans 1 - 16, the relevant proportion set out against the relevant Lender’s name in respect of the relevant numbered loan in Schedule 1.

2.	Interpretation

In this agreement:

(a)	clause, Schedule and paragraph headings shall not affect the interpretation of this agreement;

(b)	a reference to a person shall include a reference to an individual, firm, company, corporation, partnership, unincorporated body of persons, government, state or agency of a state or any association, trust, joint venture or consortium (whether or not having separate legal personality);

(c)	unless the context otherwise requires, words in the singular shall include the plural and in the plural shall include the singular;

(d)	unless the context otherwise requires, a reference to one gender shall include a reference to the other genders;

(e)	a reference to a party shall include that party’s successors, permitted assigns and permitted transferees and this agreement shall be binding on, and enure to the benefit of, the parties to this agreement and their respective personal representatives, successors, permitted assigns and permitted transferees;

(f)	a reference to a statute or statutory provision is a reference to it as amended, extended or re-enacted from time to time;

(g)	a reference to a statute or statutory provision shall include all subordinate legislation made from time to time under that statute or statutory provision;

(h)	a reference to a time of day is to London time;

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(i)	a reference to writing or written includes email;

(j)	an obligation on a party not to do something includes an obligation not to allow that thing to be done;

(k)	a reference to this agreement (or any provision of it) or to any other agreement or document referred to in this agreement is a reference to this agreement, that provision or such other agreement or document as amended (in each case, other than in breach of the provisions of this agreement) from time to time;

(l)	any words following the terms including, include, in particular, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms;

(m)	a reference to an amendment includes a novation, re-enactment, supplement or variation (and amended shall be construed accordingly);

(n)	a reference to continuing in relation to an Event of Default means an Event of Default that has not been remedied or waived;

(o)	a reference to determines or determined means, unless the contrary is indicated, a determination made at the discretion of the person making it;

(p)	a reference to a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation.

3.	The Restated Consolidated Loan Agreement and the Loan 15 Agreement

3.1	The terms the Restated Consolidated Loan Agreement, the Loan 15 Agreement and the Loan 16 Agreement shall apply to this agreement except where those terms have been varied by the terms of this agreement.

4.	The Facility

4.1	The Lender grants to the Borrower Loan 17, an unsecured Sterling loan facility of a total principal amount of £1,500,000 on the terms, and subject to the conditions, of this agreement, the Restated Consolidated Loan Agreement, the Loan 15 Agreement and the Loan 16 Agreement.

4.2	Clause 4.2 of the Restated Consolidated Loan Agreement shall be amended to read as follows:

(a)	Christina Byland:	£32,479,121.02;
(b)	HRK Participations SA:	£1,083,921.80; and
(c)	Nikolaus Senn:	£1,083,921.80,

(the “Consolidated Loans” and each a “Consolidated Loan”).

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5.	Purpose

5.1	The Borrower shall use all money borrowed under this agreement for its working capital purposes.

5.2	The Lenders are not obliged to monitor or verify how any amount advanced under this agreement is used.

6.	Interest

6.1	The rate of interest on the outstanding principal amount of Loan 17 shall be 15% per annum and shall commence on 24 January 2024.

6.2	Interest shall accrue daily on the outstanding principal amount of each Consolidated Loan and shall be payable in arrears by the Borrower to the relevant Lender, on the first Business Day following the end of the relevant Interest Period, other than in respect of the final Interest Period before the Repayment Date, in respect of which all outstanding accrued interest shall be payable in arrears on the Repayment Date.

6.3	If the Borrower fails to make any payment due under this agreement on the due date for payment, interest shall accrue daily, from the date of non-payment to the date of actual payment (both before and after judgment), at 4% above the base rate of Barclays Bank PLC as varied from time to time. Interest accrued under this clause 6.3 shall be immediately payable by the Borrower on demand by the Lender.

6.4	Any interest under this agreement shall accrue on a day-to-day basis, calculated according to the number of actual days elapsed and a year of 365 days.

7.	Repayment

7.1	The Borrower shall use its best endeavours to repay the Initial Repayment Amount to the Lenders, in accordance with their Relevant Proportion (as amended in clause 1 herein), within ten Business Days’ of completion of the IPO (the “Initial Repayment Date”). However, the Lenders agree and accept that the Borrower does not have control over the use of proceeds of the IPO from which the Initial Payment Amount will be paid by the Borrower to the Lenders, and as such, the Borrower cannot stipulate to the quantum of the Initial Payment Amount.

7.2	Subject to earlier repayment in accordance with clause 7.3, the Borrower shall repay the Remaining Repayment Amount to the Lenders, in accordance with their Relevant Proportion, on the Repayment Longstop Date.

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7.3	The Lenders, acting unanimously, may serve written notice (email sufficing) (an “Early Repayment Notice”) on the Borrower requiring repayment of the Remaining Repayment Amount within 15 Business Days of receipt of the Borrower of such Early Repayment Notice. An Early Repayment Notice may only be served by the Lenders on:

(a)	the second anniversary of completion of the IPO;

(b)	the last day of each six-month period following the second anniversary of completion of the IPO (except where such day would not be a Business Day, in which case such Early Repayment Notice may be served on the next succeeding Business Day); or

(c)	if completion of the IPO does not occur within 18 months of this agreement, the last day of each calendar month after such date which is 18 months from the date of this agreement (except where such day would not be a Business Day, in which case such Early Repayment Notice may be served on the next succeeding Business Day).

7.4	The Consolidated Loans shall be repaid by reference to Loans 1 – 17 in the following order of priority (to the extent the principal and accrued interest in respect of each such numbered loan is still outstanding):

(a)	The principal and the accrued interest in relation to Loan 1;

(b)	The principal and the accrued interest in relation to Loan 2;

(c)	The principal and the accrued interest in relation to Loan 3;

(d)	The principal and the accrued interest in relation to Loan 4;

(e)	The principal and the accrued interest in relation to Loan 5;

(f)	The principal and the accrued interest in relation to Loan 6;

(g)	The principal and the accrued interest in relation to Loan 7;

(h)	The principal and the accrued interest in relation to Loan 8;

(i)	The principal and the accrued interest in relation to Loan 9;

(j)	The principal and the accrued interest in relation to Loan 10;

(k)	The principal and the accrued interest in relation to Loan 11;

(l)	The principal and the accrued interest in relation to Loan 12;

(m)	The principal and the accrued interest in relation to Loan 13;

(n)	The principal and the accrued interest in relation to Loan 14;

(o)	The principal and the accrued interest in relation to Loan 15;

(p)	The principal and the accrued interest in relation to Loan 16; and

(q)	The principal and the accrued interest in relation to Loan 16

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7.5	In the event the proceeds of the IPO are insufficient to permit the repayment of all of the Consolidated Loans, the Consolidated Loans shall be repaid in the order of priority set out in clause 7.4, from the proceeds of the IPO and each subsequent external capital raise until the Consolidated Loans are repaid in full.

7.6	In relation to the repayment of each of Loans 1-17, in accordance with clause 7.4, in the event there are insufficient funds to repay any numbered loan in full, the Borrower shall repay the relevant Lenders to that numbered loan in accordance with their Relevant Proportion relating to such numbered loan until such numbered loan is repaid in full.

8.	Prepayment

The Borrower may at any time on seven days’ notice to the Lenders prepay the Consolidated Loans or part only of the Consolidated Loans and any accrued interest any time before the Repayment Longstop Date.

9.	Costs

9.1	The parties shall be responsible for their own costs and expenses (together with any value added tax on them) that they each incur in connection with the negotiation and preparation, execution, amendment, extension, and alteration of the Consolidated Loans and/or this agreement.

10.	Reorganisation

10.1	The Lenders irrevocably undertake that they will promptly sign and/or otherwise complete all deeds, agreements, consents, approvals, confirmations, notices, acknowledgements, forms, certificates, mandates, instructions and instruments and do any other acts or things that the Borrower reasonably requires of them or is otherwise reasonably necessary or reasonably desirable in order to effect:

(a)	the insertion of a new holding company of the Borrower (the “New HoldCo”) for the purposes of preparing the Borrower or any group company of the Borrower for the IPO (a “Reorganisation”); and

(b)	the transfer/assignment/novation of this agreement and/or the Consolidated Loans to the New HoldCo (by way of novation, assignment, cancellation, and re-issue of the notes in the New HoldCo or such other structure determined by the Borrower) and/or the assumption of the obligations in respect of this agreement and/or the Consolidated Loans by the New HoldCo in connection with the Reorganisation, provided that the rights of the Lenders following the Reorganisation will be no less favourable than those rights enjoyed by the Lenders under this agreement.

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11.	No security

No security shall be granted by the Borrower to the Lenders in connection with the Consolidated Loans.

12.	Payments

12.1	All payments made by the Borrower under this agreement shall be in Sterling and in immediately available cleared funds to the Lenders at such account as the Lenders may notify the Borrower from time to time.

12.2	If any payment becomes due on a day that is not a Business Day, the due date of such payment will be extended to the next succeeding Business Day, or, if that Business Day falls in the following calendar month, such due date shall be the immediately preceding Business Day.

12.3	All payments made by the Borrower under this agreement shall be made in full, less any deduction or withholding for or on account of any taxes, duties, assessments or governmental charges of whatever nature as required by applicable law or regulation.

13.	Events of Default

Each of the events or circumstances set out in this clause 13 (other than clause 13.10) is an Event of Default.

13.1	The Borrower fails to pay any sum payable by it under this agreement, unless its failure to pay is caused solely by an administrative error or technical problem and payment is made within five Business Days of its due date.

13.2	The Borrower fails (other than by failing to pay), to comply with any material obligation of this agreement and (if any Lender considers, acting reasonably, that the default is capable of remedy), such default is not remedied within fifteen Business Days of the earlier of:

(a)	such Lender notifying the Borrower of the default and the remedy required;

(b)	the Borrower becoming aware of the default.

13.3	Any representation, warranty or statement made, repeated or deemed made by the Borrower in, or pursuant to, this agreement is (or proves to have been) incomplete, untrue, incorrect or misleading in any material respect when made, repeated or deemed made.

13.4	The Borrower stops or suspends payment of any of its debts, or is unable to, or admits its inability to, pay its debts as they fall due.

13.5	A moratorium is declared in respect of any indebtedness of the Borrower.

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13.6	Any action, proceedings, procedure or step is taken for:

(a)	the suspension of payments, a moratorium of any indebtedness, bankruptcy or reorganisation (using a voluntary arrangement, scheme of arrangement or otherwise) of the Borrower; or

(b)	the composition, compromise, assignment or arrangement with any creditor; or

(c)	the appointment of a trustee in bankruptcy or other similar officer in respect of the Borrower or any of its assets; or

(d)	the enforcement of any security over any assets of the Borrower.

13.7	Any provision of this agreement is or becomes, for any reason, invalid, unlawful, unenforceable, terminated, disputed or ceases to be effective or to have full force and effect.

13.8	The Borrower repudiates or rescinds or shows an intention to repudiate or rescind this agreement.

13.9	Any event occurs (or circumstances exist) which, in the reasonable opinion of the Lender, has or is likely to materially and adversely affect the Borrower’s ability to perform all or any of its obligations under, or otherwise comply with the terms of, this agreement.

13.10	On and at any time after the occurrence of an Event of Default, any Lender may (in respect of itself and the Consolidated Loans made by that Lender), by notice to the Borrower and each other Lender:

(a)	cancel all outstanding obligations of the Lender under this agreement whereupon they shall immediately be cancelled;

(b)	declare that the relevant Consolidated Loans (and all accrued interest and all other amounts outstanding under this agreement) are immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)	declare that the relevant Consolidated Loans be payable on demand, whereupon it shall become immediately payable on demand by the Lender.

14.	Set-off

14.1	Any Lender may at any time set off any liability of the Borrower to that Lender against any liability of that Lender to the Borrower, whether either liability is present or future, liquidated or unliquidated, and whether or not either liability arises under this agreement. If the liabilities to be set off are expressed in different currencies, the relevant Lender may convert either liability at a market rate of exchange for the purpose of set-off. Any exercise by a Lender of its rights under this clause 14.1 shall not limit or affect any other rights or remedies available to it under this agreement or otherwise.

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14.2	No Lender is obliged to exercise any of its rights under clause 14.1, but if the rights are exercised, such Lender shall promptly notify the Borrower of the set-off that has been made.

15.	Amendments, Waivers and Consents and Remedies

15.1	No amendment of this agreement shall be effective unless it is in writing and signed by, or on behalf of, each party to it (or its authorised representative).

15.2	A waiver of any right or remedy under this agreement or by law, or any consent given under this agreement, is only effective if given in writing by the waiving or consenting party and shall not be deemed a waiver of any other breach or default. It only applies in the circumstances for which it is given and shall not prevent the party giving it from subsequently relying on the relevant provision.

15.3	A failure or delay by a party to exercise any right or remedy provided under this agreement or by law shall not constitute a waiver of that or any other right or remedy, prevent or restrict any further exercise of that or any other right or remedy or constitute an election to affirm this agreement. No single or partial exercise of any right or remedy provided under this agreement or by law shall prevent or restrict the further exercise of that or any other right or remedy. No election to affirm this agreement by the Lender shall be effective unless it is in writing.

15.4	The rights and remedies provided under this agreement are cumulative and are in addition to, and not exclusive of, any rights and remedies provided by law.

16.	Severance

If any provision (or part of a provision) of this agreement is or becomes invalid, illegal or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision (or part of a provision) shall be deemed deleted. Any modification to or deletion of a provision (or part of a provision) under this clause shall not affect the legality, validity and enforceability of the rest of this agreement.

17.	Assignment and transfer

17.1	A Lender may assign any of its rights under this agreement or transfer all its rights or obligations by novation, in each case with the prior written consent of the Borrower.

17.2	The Borrower may not assign any of its rights or transfer any of its rights or obligations under this agreement.

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18.	Counterparts

18.1	This agreement may be executed in any number of counterparts, each of which when executed shall constitute a duplicate original, but all the counterparts shall together constitute one agreement.

19.	Third party rights

19.1	A person who is not a party to this agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this agreement. This does not affect any right or remedy of a third party which exists, or is available, apart from that Act.

20.	Notices

20.1	Any notice or other communication given to a party under or in connection with, this agreement shall be:

(a)	in writing;

(b)	delivered by hand, by pre-paid first-class post or other next working day delivery service or sent by email; and

(c)	sent to:

(i)	the Borrower at:
50 Liverpool Street London EC2M 7PY
Email: justin.fletcher@redcloudtechnology.com
Attention: Justin Fletcher, In-House Counsel

(ii)	the Lenders at:
Christina Elisabeth Byland
Chemin Des Etroubles 23, 1232 Confignon, Switzerland
Email: chbyland@wanadoo.fr

HRK Participations SA
17 Boulevard Roosevelt 2450 Luxembourg
Email: faride.bentebbal@roosevelt.lu
Nikolaus Senn
Craista 58b, 7551 Ftan, Switzerland
Email: nick.senn@btinternet.com

or to any other address or email as is notified in writing by one party to the other from time to time.

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20.2	Any notice or other communication that a Lender gives to the Borrower under or in connection with, this agreement shall be deemed to have been received:

(a)	if delivered by hand, at the time it is left at the relevant address;

(b)	if posted by pre-paid first-class post or other next working day delivery service, on the second Business Day after posting; and

(c)	if sent by email, when received.

20.3	A notice or other communication given as described in clause 20.2(a) or clause 20.2(c) on a day that is not a Business Day, or after normal business hours, in the place it is received, shall be deemed to have been received on the next Business Day.

20.4	Any notice or other communication given to a Lender shall be deemed to have been received only on actual receipt.

21.	Governing law and jurisdiction

21.1	This agreement and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation shall be governed by and construed in accordance with the law of England and Wales.

21.2	Each party irrevocably agrees that, subject as provided below, the courts of England and Wales shall have exclusive jurisdiction over any dispute or claim (including non-contractual disputes or claims) that arises out of, or in connection with this agreement or its subject matter or formation. Nothing in this clause shall limit the right of the Lender to take proceedings against the Borrower in any other court of competent jurisdiction, nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdictions, whether concurrently or not, to the extent permitted by the law of such other jurisdiction.

21.3	The Borrower irrevocably consents to any process in any legal action or proceedings under clause 21.2 being served on it in accordance with the provisions of this agreement relating to service of notices. Nothing contained in this agreement shall affect the right to serve process in any other manner permitted by law.

This agreement has been entered into on the date stated at the beginning of it.

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Schedule 1

Loans 1 - 17

						Loans 1 – 17: Allocation between Lenders
Current Loan Agreement	Loan No.	Date of original loan	Outstanding principal (31 December 2024) (incl. prior rolled-up interest)	Accrued interest (31 December 2024)	Aggregate loan amount (31 December 2024)	CB (GBP£); (Relevant Proportion %)	HRK (GBP£); (Relevant Proportion %)	NS (GBP£); (Relevant Proportion %)

Restated Consolidated Loan Agreement	1	31 August 2024	£1,936,000	£231,789.38	£2,167,789.30	£812,920.98 (37.50%)	£677,434.16 (31.25%)	£677,434.16 (31.25%)
Restated Consolidated Loan Agreement	2	31 August 2024	£1,573,000	£188,329.04	£1,761,329	£1,354,814.20 (76.92%)	£203,257.40 (11.54%)	£203,257.40 (11.54%)
Restated Consolidated Loan Agreement	3	31 August 2024	£1,815,000	£217,302.74	£2,032,302.70	£1,761,396.70 (86.67%)	£135,453 (6.67%)	£135,453 (6.67%)
Restated Consolidated Loan Agreement	4	31 August 2024	£1,815,000	£217,302.74	£2,032,302.70	£1,896,748.10 (93.33%)	£67,777.30 (3.33%)	£67,777.30 (3.33%)
Restated Consolidated Loan Agreement	5	31 August 2024	£1,430,000	£171,208.22	£1,601,208.22	£1,601,208.22 (100%)	£0.00 (0%)	£0.00 (0%)
Restated Consolidated Loan Agreement	6	31 August 2024	£1,760,000	£210,717.80	£1,970,717.80	£1,970,717.80 (100%)	£0.00 (0%)	£0.00 (0%)
Restated Consolidated Loan Agreement	7	31 August 2024	£800,000	£100,821.91	£900,821.91	£900,821.91 (100%)	£0.00 (0%)	£0.00 (0%)
Restated Consolidated Loan Agreement	8	31 August 2024	£1,500,000	£179,589.04	£1,679,589.04	£1,679,589.04 (100%)	£0.00 (0%)	£0.00 (0%)
Restated Consolidated Loan Agreement	9	31 August 2024	£1,300,000	£143,534.24	£1,443,534.24	£1,443,534.24 (100%)	£0.00 (0%)	£0.00 (0%)
Restated Consolidated Loan Agreement	10	31 August 2024	£1,400,000	£113,534.25	£1,513,534.25	£1,513,534.25 (100%)	£0.00 (0%)	£0.00 (0%)
Restated Consolidated Loan Agreement	11	31 August 2024	£1,500,000	£114,246.58	£1,614,246.58	£1,614,246.58 (100%)	£0.00 (0%)	£0.00 (0%)
Restated Consolidated Loan Agreement	12	31 August 2024	£3,000,000	£206,301.36	£3,206,301.36	£3,206,301.36 (100%)	£0.00 (0%)	£0.00 (0%)
Restated Consolidated Loan Agreement	13	31 August 2024	£3,000,000	£179,999.99	£3,179,999.99	£3,179,999.99 (100%)	£0.00 (0%)	£0.00 (0%)
Restated Consolidated Loan Agreement	14	31 August 2024	£3,000,000	£152,876.70	£3,152,876.70	£3,152,876.70 (100%)	£0.00 (0%)	£0.00 (0%)
Loan 15 Agreement	15	17 October 2024	£2,000,000	£80,547.94	£2,080,547.94	£2,080,547.94 (100%)	£0.00 (0%)	£0.00 (0%)
Loan 16 Agreement	16 (1)	19 December 2024	£2,000,000	£9,863.01	£2,009,863.01	£2,009,863.01 (100%)	£0.00 (0%)	£0.00 (0%)
Loan 16 Agreement	16 (2)	10 January 2025	£800,000	N/A	£800,000	£800,000 (100%)	£0.00 (0%)	£0.00 (0%)
Loan 17 Agreement5	17	23 January 2025	£1,500,000	N/A	£1,500,000	£1,500,000 (100%)	£0.00` (0%)	£0.00 (0%)

TOTALS			£32,129,000.00	£2,517,964.94	£34,646,964.74	£32,479,121.02	£1,083,921.86	£1,083,921.86

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Signed by JUSTIN FLETCHER as authorised signatory for and on behalf of REDCLOUD HOLDINGS PLC
Authorised Signatory

Signed by CHRISTINA ELISABETH BYLAND
Christina Byland

Signed by FARIDE BENTEBBAL and on behalf of HRK PARTICIPATIONS SA
Director

Signed by NIKOLAUS SENN
Nikolaus Senn

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